Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to the Amended and Restated Employment Agreement, dated as of January 31, 2017, by and between EagleBank (the “Bank”), and Susan G. Riel (“Executive”), as previously amended as of February 27, 2018 (the “Agreement”) made as of this 24th day of May 2019.

WHEREAS, the Bank and Executive have entered into the Agreement, pursuant to which Executive was retained as Senior Executive Vice President and Chief Operating Officer of the Bank; and

WHEREAS, since March 21, 2019, following the retirement of the Bank’s previous President and Chief Executive Officer, Executive has served as Interim President and Chief Executive Officer of the Bank and of Eagle Bancorp, Inc., the Bank’s holding company (“Bancorp”); and

WHEREAS, on May 3, 2019, the Board appointed Executive to the position of President and Chief Executive Officer of Bancorp and Bank, and the Bank and Executive desire to amend the Agreement in order to reflect such position, and to make certain changes to the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Section 1 of the Agreement is amended and restated to read in its entirety as follows:

“1.                                Employment.  The Bank agrees to employ Executive, and Executive agrees to be employed as, President and Chief Executive Officer of the Bank and Bancorp, subject to the terms and provisions of this Agreement.”

2.                                      Section 2.11 of the Agreement is amended and restated to read in its entirety as follows:

“2.11                  “Expiration Date” means date on which the Term expires pursuant to Section 3.1, or the date on which the Term is earlier terminated pursuant to Section 6.1, Section 7.2, Section 7.3, Section 7.4 or Section 7.5.”

3.                                      A new Section 2.15 is hereby added to the Agreement, reading in its entirety as follows:

“2.15.               Effective Date” means March 21, 2019.”

4.                                      A new Section 2.16 is hereby added to the Agreement, reading in its entirety as follows:

“2.16                  “Retirement” means normal retirement from employment with the Company or any parent or subsidiary of the Company, after five (5) or more years of Continuous Service or such shorter period as may be specified in an Award, and upon or after achieving the age of 65. For purposes hereof, “Continuous Service” means the absence of any interruption or termination of service as an Employee of the Company or an Affiliate.  Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.”

5.                                      A new Section 2.17 is hereby added to the Agreement, reading in its entirety as follows:

“2.17.               “Term” means the Initial Term and any applicable Renewal Term, each as defined in Section 3.1.”

6.                                      Section 3.1 of the Agreement is amended and restated to read in its entirety as follows:

3.1 Term.  (a) Initial Term.  Executive’s employment hereunder shall commence on the Effective Date of this Agreement and shall continue for a period extending until August 31, 2021, unless sooner terminated in accordance with the provisions of this Agreement (the “Initial Term”).

(b)                                 Renewal Term.  The Term of this Agreement shall automatically be extended for a period of one year at the conclusion of the Initial Term, and again extended at the conclusion of each successive one year period thereafter (each such one year period a “Renewal Term”), unless:

(i)                                     either party terminates this Agreement as of the end of the end of the Initial Term or any Renewal Term by giving the other party written notice of its intent not to renew, delivered at least sixty (60) days prior to the end of the Initial Term or applicable Renewal Term; or

(ii)                                  the Agreement is terminated prior to the end of the Initial Term or any Renewal Term, as applicable, in accordance with Section 7 of this Agreement.

7.                                      Section 3.2 of the Agreement is amended and restated to read in its entirety as follows:

“3.2                         Position.  The Bank shall employ Executive to serve as President and Chief Executive Officer of the Bank and Bancorp.”

8.                                      Section 4.1 of the Agreement is amended and restated to read in its entirety as follows:

“4.1                         Nature and Substance.  Executive shall provide such services and perform such duties, functions and assignments as are normally incident to the position of President and Chief Executive Officer, and such additional functions and services as the Board may from time to time direct. Executive shall report directly to and shall be under the direction of the Chairman of the Board.”

9.                                      Section 5.1 of the Agreement is amended and restated to read in its entirety as follows:

“5.1                         Salary.  Effective as of the Effective Date and through the end of the Term, Executive shall be paid a salary (“Salary”) of Seven Hundred and Twenty Five Thousand Dollars ($725,000) on an annualized basis.  The Bank shall pay Executive’s Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time.  Executive’s Salary may be further increased from time to time, at the discretion of the Board. Executive may also be entitled to certain incentive bonus payments as determined by Board approved incentive plans.”

10.                               Section 5.6 of the Agreement is amended and restated to read in its entirety as follows:

“5.6                         Car Allowance.  The Bank will pay Executive a monthly car allowance of Fifteen Hundred Dollars ($1,500.00).”

11.                               Section 7.5 of the Agreement is amended and restated to read in its entirety as follows:

“7.5 .                   Termination by Executive.  (a) Executive shall have the right to terminate the Term at any time, such termination to be effective on the date ninety (90) days after the date on which Executive gives such notice to the Bank unless Executive and the Bank agree in writing to a later date on which such termination is to be effective the “Notice Period”).  Executive’s notice shall designate whether Executive’s election to terminate is in connection with Executive’s Retirement.

(b)                                 After receiving notice of termination, the Bank may require Executive to devote Executive’s good faith energies to transitioning Executive’s duties to Executive’s successor and to otherwise helping to minimize the adverse impact of Executive’s resignation upon the operations of the Bank.  If Executive fails or refuses to fully cooperate with such transition, the Bank may immediately terminate Executive, in which case it shall no longer have any obligation to pay any Salary or provide any benefits to her, but solely for purposes of Sections 8.5 and 8.6 below, the Termination Date shall be the date ninety (90) days after the date on which Executive gives notice of termination to the Bank pursuant to the first sentence of this Section 7.5, or the later date referred to therein, whichever is later.  At any time during the Notice Period, the Bank may elect to relieve Executive of some or all of Executive’s duties, responsibilities, privileges and positions for the remainder of the Notice Period, in its sole discretion.”

12.                               A new Section 7.8 is hereby added to the Agreement, reading in its entirety as follows:

“7.8.                      Retirement. (a) In the event of termination of Executive’s employment by Executive as a result of Executive’s Retirement effective on or after June 30, 2021, and provided that Executive signs and delivers to the Bank: (a) no later than twenty-one (21) days after the Termination Date, the Release and (b) the Certification required monthly in the form of Exhibit B, the Bank shall, for a period of twelve months following the date on which the Release is executed and delivered to the Bank, continue to pay Executive, monthly in arrears (on or before the last day of the month for the prior month), one-twelfth (1/12) of Executive’s Salary at the rate being paid as of the Termination Date for each month of the such period during which Executive remains in full compliance with the provisions of Article 8 of this Agreement, provided, however, that for purposes of this Section 7.8, the provisions of the last undesignated paragraph of Section 8.5 shall not be operative.  No payment shall be made pursuant to this Section (i) in respect of any bonus or other compensation paid other than in cash; (ii) in the event of Termination with Cause, (iii) in respect of any termination by Executive not designated as a Retirement, or a termination designated as a Retirement with an effective date prior to June 30, 2021; or (iv) for any month following non-compliance with the provisions of Section 8.”

13.                               Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the provisions thereof.  As used in the Agreement, the terms: this Agreement,” “herein,” “hereunder,” hereof” and words of similar import shall refer to the Agreement as amended by this Amendment.  All capitalized terms used in this Amendment and not defined herein, which are defined in the Agreement, have the meanings ascribed to them in the Agreement.  Nothing contained herein shall affect the continued effectiveness of the Non-Compete.

14.                               The Agreement, as amended by this Amendment, along with the exhibits and other agreements referred to in the Agreement, constitutes the entire agreement among the parties and supersedes all other prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of the Agreement.  No provision of this Amendment may be amended other than by an instrument in writing signed by the Bank and Executive. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

15.                               This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16.                               This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to its choice of law provisions.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, as of the date first written above.

EAGLEBANK

By:
Name:
Title:

Susan G. Riel

Exhibit B

Monthly Report and Certification

Date:

Submitted by:                      [Name]

In accordance with Section 7.8 of my employment Agreement with EagleBank, dated as of          , 2017, as amended, (the “Agreement”), I certify that:

a.                                      I have been and remain in full compliance with Article 8 of the Agreement, including, without limitation, my obligation thereunder to refrain from engaging in employment or providing services to any person or entity in exchange for remuneration of any kind, including deferred payments or property rights, except as, and only to the extent, allowed under Section 8.5 of the Agreement; and

I understand and acknowledge that any false, incomplete or delinquent report or Certification of the foregoing information will result in my forfeiture of rights to payments under the Agreement in the future and may result in an obligation to repay all or part of any payments I have received pursuant to the Agreement to date.

Signature	Date

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